EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of January 24, 2022 and made by and between Volt Information Sciences, Inc., a New York corporation (the “Company”) and Craig Lewis (“Executive”).

1.	Term

Executive’s employment shall commence on January 24, 2022 and continue until terminated by either Employer or Executive. The employment will be on an “at-will” basis, meaning that either Executive or Employer may terminate the employment relationship at any time with or without cause.

2.	Location

Executive shall perform services from a remote work location, or from any other location mutually agreed upon by the CEO and Executive.

3.	Position

Executive will serve as the Company’s Chief Revenue Officer and report directly to the Company’s Chief Executive Officer, and in such other capacity/capacities as Company may from time to time prescribe.

4.	Duties and Responsibilities

Executive shall perform the duties consistent with and shall devote Executive’s full business time and attention to, Executive’s duties as an executive of the Company. During Executive’s employment with Company, Executive shall not render any professional services, serve as a director, or engage in any other business, whether compensated or not, without Company’s prior written consent. The employment relationship shall be governed by this Agreement and by the Company’s policies, procedures, and rules, which may be adopted or modified from time to time.

5.	Compensation

5.1	Base Salary

Executive shall receive a base salary of $415,000 per year, payable in accordance with the Company’s normal payroll practices, less applicable tax withholdings and other authorized deductions (“Base Salary”). Executive’s Base Salary may be reviewed on an annual basis and may be adjusted from time to time at the sole discretion of the Company.

5.2	Annual Incentive Plan

Executive will be eligible to receive a performance-based annual incentive award in accordance with, and subject to, the terms and conditions of the Company’s annual incentive plan, as in effect from time to time (the “Annual Bonus”). Until otherwise determined by the Company, the Executive’s target Annual Bonus will be 60% of the Executive’s Base Salary, subject to the achievement of applicable financial performance objectives as set forth by the Company. For purposes of calculating any Annual Bonus payable in respect of the Company’s 2022 fiscal year, the Executive’s Annual Bonus will be pro-rated.

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5.3 Long-Term Incentives

On or about January 31, 2022 (the “Grant Date”), the Company shall grant to Executive (subject to Executive continuing to be actively employed on the Grant Date), an initial equity-based incentive award having a Grant Date value of $100,000, based on the closing price of one share of the Company’s common stock on the Grant Date and pursuant to the Volt Information Sciences, Inc. 2021 Equity Incentive Plan. Such initial grant will be evidenced by an applicable award agreement (“Initial Award Agreement”) which will provide for such initial grant delivered in the form of restricted stock units (the "RSUs"), vesting ratably over three years on the first, second and third anniversaries of the Grant Date, subject to Executive’s continuous employment or service with the Company through each applicable vesting date, and subject to the terms and conditions of the Initial Award Agreement. Executive will continue be eligible in June 2022 and in future years to participate in the Company’s equity-based incentive compensation programs in effect from time to time, in the sole discretion of the Company.

5.4 Other Amounts

Executive shall receive a one-time inducement award in the amount of $125,000 by no later than May 31, 2022, subject to Executive being actively employed by the Company at the time of payment.

5.5 Recovery of Overpayment.

Executive acknowledges and agrees that the Company shall have authority to recover any compensation received that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd- Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

6.   Benefits

6.1 Executive Benefits

Executive will be eligible to participate in the Company’s employee benefit plans and programs generally available to similarly situated executives of the Company, subject to the eligibility requirements, terms and conditions of such plans and programs.

6.2         Paid Vacation and Sick Leave

Executive shall participate in the Company’s unlimited vacation plan and shall be entitled to sick leave, which is earned at 80 hours each year and is pro-rated based on hire date. Vacation shall be scheduled at mutually agreeable times.

6.3   Business Expenses

The Company will reimburse Executive for reasonable and necessary business expenses incurred in connection with the Company’s business, which may include travel expenses, food and lodging while traveling for business purposes, subject to such expense reimbursement policies as the Company may from time to time establish for its employees.

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7	Proprietary Information Obligations

7.1 Confidential Information

During Executive’s employment, Executive will have access to and become acquainted with confidential, proprietary and trade secret information belonging to Company, its affiliates, parents, or subsidiaries (“Company Group”) and/or Company’s customers (collectively “Confidential Information”). Executive agrees not to use or disclose such Confidential Information, directly or indirectly, either during employment or any time thereafter, except as is reasonably necessary in the course of employment with the Company.

Examples of Confidential Information include, but are not limited to: information concerning operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning sales, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of past, present and prospective customers and clients; information concerning the terms on which products and services are, were or will be provided to customers and prospective customers; information concerning bill and pay rates, pricing strategies for products and services; information concerning finances, financing methods, credit and acquisition or disposition plans and strategies; to the extent permitted by law, information concerning the employment and compensation of employees; and any other information that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by through appropriate means by other persons who might maintain economic value from its disclosure or use and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Confidential Information does not include any document, information, technical data, or know-how which (i) before or after it has been disclosed to Executive, is part of the public knowledge or literature, but not as a result of any action or inaction by Executive or (ii) is approved for release by written authorization of Company. This Section does not restrict Executive from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event Executive is so required, Executive agrees to give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

Pursuant to the Defend Trade Secrets Act, 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.2	Inventions

All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which Executive (a) creates, conceives, discovers, develops, invents or uses during employment with the Company, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by another employee, whether or not in connection with Executive’s employment, will be the sole and absolute property of the Company, or if agreed to between Company and a Customer, to the Customer, for any and all purposes whatsoever, in perpetuity. Executive will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries. For the avoidance of doubt, Executive hereby assigns to the Company all rights, title, and interest in and to same. If any Discoveries, or any portion thereof, are copyrightable, they shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

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The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company Group or any customer were used and which were developed entirely on Executive’s own time, (ii) which do not relate to the business of the Company or to that of any customer of the Company and (iii) which do not result from any work performed for the Company Group or any customers.

Upon request by the Company, Executive will: (i) disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights; and (ii) will promptly execute and deliver all instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company.

7.3	Continuing Obligations

Executive acknowledges and agrees that the obligations in the previous section continue beyond the termination of Executive’s employment. Additionally, for twelve (12) months following the termination of employment for any reason, Executive agrees: (1) not to solicit or cause to be solicited for employment any employees with whom Executive worked while employed by Company (excluding contingent field employees); and (2) not to contact, solicit, sell to or service, whether directly or indirectly, any Volt customers about whom Executive has any Confidential Information.

7.4	Return of Company Property

Executive agrees that on the Termination Date, or at such earlier time as the Company may request, Executive will immediately return to the Company all Confidential Information in Executive’s possession or under Executive’s control and will not retain any copies of such Confidential Information.

8	At-Will Employment; Notice of Termination; Compensation on Termination

8.1	Notice of Termination.

Your employment with the Company and the term of employment under this Agreement shall continue at the will of the Company and you. Unless otherwise stated below, either party may terminate the employment relationship at any time for any reason by giving a written notice of thirty (30) business days. The date on which your termination of employment becomes effective is referred to herein as the “Termination Date”.

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8.2	Payment of Final Compensation and Vested Benefits

On the next payroll date following Executive’s last date of employment (“Termination Date”) (or sooner if required by law), Executive (or Executive’s estate or other legal designee) will be paid all accrued but unpaid Base Salary through the Termination Date. Any business expenses submitted for reimbursement will be paid no later than 60 days after the Termination Date. Executive will also be entitled to receive any vested benefits, consistent with the applicable plan.

8.3	Severance Benefits

If this Agreement is terminated by the Company without Cause or by Executive for Good Reason, and subject to Executive executing a general release and waiver of rights, which includes a release of all legal claims against the Company Group and their officers, directors, and employees; a cooperation clause and a non-disparagement clause (“General Release”), Company will:

8.3.1         continue to pay Executive’s then-current Base Salary for a period of twelve (12) months following the Termination Date, in accordance with the Company’s normal payroll practices and the terms of this Agreement;

8.3.2         pay Executive a prorated annual incentive award pursuant to the Volt AIP with respect to the year of Executive’s termination, based on actual performance results for such year. The annual incentive award shall be pro-rated such that the denominator equals the total number of days occurring during the performance period for the year the Agreement is terminated, and the numerator equals the number of days Executive was employed during such performance period. The annual incentive award shall be payable when annual incentive awards under the Volt AIP are paid to other senior executives of the Company, or earlier as required by law, but in no event later than March 15 of the year following the calendar year to which such payment relates; and

8.3.3         pay Executive a lump sum cash payment equal to six (6) months of the employer’s contribution toward maintaining the health benefits of Executive, employee’s spouse and eligible dependents at the coverage/enrollment levels in place at the time the Agreement is terminated.

“Cause” means: (a) embezzlement or misappropriation by Executive of funds of the Company; (b) conviction by Executive of, or plea of guilty to or plea of nolo contendere to any felony, or any crime involving fraud, dishonesty, or moral turpitude; (c) an omission, misconduct, or commission by Executive of any act, dishonesty, deceit, or fraud which causes, or is reasonably likely to cause, substantial or material economic or reputational harm to the Company, as reasonably determined in good faith by the Company’s Board of Directors; (d) a breach by Executive of a fiduciary duty owed to the  Company; (e) a material breach of any provision of this Agreement; (f) a failure by Executive to substantially perform, as a reasonably prudent executive would, the duties assigned by the Company; (g) a material violation by Executive of any rule, policy or procedure of the Company, or any statutory or common law duties owed to the Company; (h) Executive engaging in activities or conduct reasonably likely to impair the reputation, operations, prospects or business relations of the Company, including, without limitation publicly making disparaging or derogatory statements about the Company or engaging in conduct involving any immoral acts; (i) death or (j) Disability.

“Disability” means (i) the Company’s reasonable determination, based on evidence from a competent health care provider obtained with Executive’s cooperation, that as result of physical or mental illness, Executive is materially impaired and unable to perform the essential functions of Executive’s position, despite reasonable accommodation for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days (unless a longer period is required by law, in which case the longer period would apply); or (ii) Executive becoming eligible to receive benefits under the Company’s applicable long-term disability plan. If Executive is Disabled, Company may remove Executive from office and reassign Executive’s duties and such action shall not constitute Good Reason.

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“Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by Executive to the Company within ninety (90) days following the initial occurrence of such event, unless Executive specifically agrees in writing that such event shall not be Good Reason: (a) an aggregate reduction of ten percent (10%) or more in Base Salary, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of the Company; (b) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company; or (c) the Company’s material breach of this Agreement.

9	Miscellaneous

9.1	Representation and Warranties

Executive represents and warrants that Executive is (i) legally authorized to perform the services contemplated by this Agreement; and (ii) he is not a party to any agreement or instrument with any third party which would prohibit Executive from entering into or performing the services contemplated by this Agreement. Executive represents that he will not bring to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

9.2	Modification, Waiver, Enforceability and Choice of Law

The terms of this Agreement supersede any prior offer or agreements and may not be modified, altered, changed, or amended except by an instrument in writing signed by a duly authorized representative of the Company and Executive. No waiver by the Company or Executive of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any other condition or provision. If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

9.3	Agreement to Arbitrate Disputes

Executive and the Company waive their respective rights to trial by jury in connection with any claims covered by this agreement to arbitrate. Instead, any disputes between Executive and the Company Group, including claims arising out of or relating to Executive’s employment with or termination from the Company and claims regarding data privacy, shall be settled by final and binding arbitration pursuant to the Federal Arbitration Act. The arbitration shall be conducted in accordance with the employment rules of the American Arbitration Association (“AAA”), which can be found at www.adr.org or provided to Executive upon request.

The parties will select one neutral arbitrator, who will have the authority to award all relief in law or equity that is requested by the parties and supported by credible, relevant and admissible evidence. Either party may make a motion to dismiss, for summary judgment or for summary adjudication of issues, and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall allow adequate discovery and issue a written, signed and reasoned award. Judgement may be entered on the arbitrator’s award in any court having jurisdiction, and the award shall be subject to correction, confirmation or vacation as provided by the applicable law concerning judicial review of arbitration awards. The Company will bear the costs that are particular to the arbitration, such as the arbitrator fees. The arbitrator will apply the substantive law of the state in which Executive was last employed by the Company.

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This agreement to arbitrate does not apply to claims for workers’ compensation, unemployment compensation benefits, claims or charges before any administrative agency having jurisdiction over such claims, or any other claim that is not subject to arbitration under federal law. If any claims are deemed non-arbitrable, then those claims will be stayed until resolution of any arbitrable claims.

Except where prohibited by federal law, all claims subject to this agreement to arbitrate must be pursued on an individual basis, and both Executive and the Company waive any right to bring or be a party to any class, collective or representative action. Executive agrees that any issues pertaining to the enforceability, application or validity of this agreement to arbitrate shall be decided only by a court of competent jurisdiction and not by an arbitrator.

9.4	Successors and Assigns

Executive may not assign this Agreement. The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to all or substantially all of the business operations of the Company.

9.5	Code Section 409A Omnibus Provision

Notwithstanding any other provision of this Agreement, it is intended that payments and benefits under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. For purposes of this Agreement, Executive will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code. Furthermore, neither the Company nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents, and attorneys shall be liable if any amount payable or provided hereunder is subject to any taxes, penalties, or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if Executive is a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination Date, and the balance of the payments shall be made as otherwise scheduled.

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With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within thirty (30) days following the date on which the Company receives the applicable invoice from the Executive in accordance with the Company’s expense reimbursement policies, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

The parties hereto agree to the above terms and conditions governing employment as of the date above written.

/s/ Craig Lewis	January 21, 2022
Craig Lewis	Date

VOLT INFORMATION SCIENCES, INC.

_____________________________________
Linda Perneau
Chief Executive Officer

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